RESTRICTED STOCK UNIT AWARD AGREEMENT

AEP SYSTEM LONG-TERM INCENTIVE PLAN

This award agreement is being furnished to you as a participant in the American Electric Power System 2015 Long-Term Incentive Plan (LTIP) under which the restricted stock units described herein are awarded.

[Participant Name] is hereby granted the number of restricted stock units listed below:

Number of Restricted Stock Units Granted:    <<# Shares Granted>>
Grant Date:    [Grant Date]
Effective Date:    January 1, 2022

Vesting Schedule
Vesting Date February 21, 2023 (“First Vesting Date”) February 21, 2024 February 21, 2025	Percentage of Granted Units 33 1/3% 33 1/3% 33 1/3%

Restricted Stock Units (“RSUs”)
This award agreement entitles you to the aggregate number of RSUs specified above ("Granted RSUs") each of which, if and when it vests, will convert to a single Share of AEP's Common Stock. Upon vesting, RSUs are converted to AEP Common Stock and delivered to you in accordance with the other terms and provisions of this Agreement. RSUs have no voting rights and are not entitled to receive any dividend declared on AEP Common Stock. However, RSUs are entitled to additional RSUs (“Dividend Equivalent RSUs”) of an equal value to dividends paid on AEP Common Stock, as described below.

Dividend Equivalent RSUs
Beginning after the later of the Effective Date or the Grant Date, additional Dividend Equivalent RSUs with a value equal to the value of dividends paid on AEP Common Stock are credited on outstanding (un-canceled) RSUs. The number of additional RSUs awarded due to dividends is calculated as the value of the dividend for a number of Shares of AEP Common Stock equal to the number of outstanding RSUs on the dividend payment date divided by the closing price of AEP Common Stock on the dividend payment date.

No additional RSUs will be awarded as Dividend Equivalent RSUs after conversion of the related RSUs into Shares of AEP Common Stock. See Conversion of Vested Stock Units and Delivery of Shares, below.

Vesting of Granted RSUs
Your Granted RSUs shall vest, subject to your continuous AEP employment through the vesting date, in accordance with the above vesting schedule, except as otherwise provided for in this Agreement. See also the sections of this award agreement entitled Vesting of Dividend Equivalent RSUs and Accelerated Vesting of RSUs below.

Vesting of Dividend Equivalent RSUs
Dividend Equivalent RSUs vest at the same time as the Granted RSUs to which they relate vest. Also see the sections of this award agreement entitled Vesting of Granted RSUs above and Accelerated Vesting of RSUs below.

Accelerated Vesting of RSUs
RSUs may vest earlier than the dates shown in the Vesting Schedule, above, as follows:

Prorated Vesting for Severance: If you qualify for a Severance Date, as defined below, a fractional portion of your Granted RSUs (and related Dividend Equivalent RSUs) shall vest as of your Severance Date. The portion of your Granted RSUs (and related Dividend Equivalent RSUs) that vest under this provision is determined as follows:
The number of whole months from the Effective Date through the date your employment with AEP Terminates as the direct result of the Triggering Event divided by the number of whole months from the Effective Date until the final Vesting Date specified in the Vesting Schedule, above;
Reduced (but not below zero) by
The cumulative percentage of Granted Units for which the Vesting Date specified in the Vesting Schedule has passed as of the date your employment with AEP Terminates as the direct result of the Triggering Event.

See attached Example.

RSUs that vest as a result of your severance shall be converted to AEP Common Stock and delivered to you as of your Severance Date in accordance with the section of this award agreement entitled Delivery of Shares of AEP Common Stock, below.

Prorated Vesting for Officers who Terminate Due to Mandatory Retirement at Age 65: As of your Mandatory Retirement Date, a fractional portion of your Granted RSUs (and related Dividend Equivalent RSUs) shall vest. The portion of your Granted RSUs (and related Dividend Equivalent RSUs) that vest under this provision is determined as follows:
The number of whole months from the Effective Date through your Mandatory Retirement Date divided by the number of whole months from the Effective Date until the final Vesting Date specified in the Vesting Schedule, above;
Reduced (but not below zero) by
The cumulative percentage of Granted Units for which the Vesting Date specified in the Vesting Schedule has passed as of your Mandatory Retirement Date.

See attached Example.

RSUs that vest as a result of your Mandatory Retirement Date shall be converted to AEP Common Stock and delivered to you as of your Mandatory Retirement Date in accordance with the section of this award agreement entitled Delivery of Shares of AEP Common Stock, below. If you hold a salary grade 18 or higher position with AEP, the Shares of AEP Common Stock delivered to you by reason of this section shall be subject to transfer restrictions such that you will be required to retain ownership of such Shares until the second anniversary of your Mandatory Retirement Date, except that you will be permitted to cause the sale of so many of such Shares as would allow you to cover your liability for the applicable taxes directly associated with your receipt of those Shares.

Death: Upon your death prior to the Termination of your employment with AEP, the RSUs, to the extent outstanding but not vested, shall vest, be converted into AEP Common Stock and delivered to your designated beneficiary or beneficiaries under the LTIP (or, if you have not effectively designated any beneficiary under the LTIP, to your estate) as soon as administratively practicable following your death.

Change In Control: Upon a Qualifying Termination of your employment with AEP, the RSUs, to the extent outstanding but not vested, shall vest, be converted into Shares and delivered as of the date of the Qualifying Termination in accordance with the section of this award agreement entitled Delivery of Shares of AEP Common Stock, below.

Other Terminations
Except as provided above under the Accelerated Vesting section with respect to a Change in Control and as provided in the following sentence involving circumstances that may give rise to a Severance Date for you, upon the Termination of your employment for any reason prior to your Mandatory Retirement Date or your death, any unvested Granted RSUs and unvested Dividend Equivalent RSUs shall be forfeited, and you shall have no rights or interests in or with respect to such unvested RSUs. If your employment with AEP is Terminated under circumstances that may give rise to a Severance Date for you, to the extent your unvested Granted RSUs and unvested Dividend Equivalent RSUs do not vest by reason of a Severance Date for you, they shall be forfeited as of the date it becomes certain that such Severance Date shall not occur.

Definitions
In addition to the terms defined elsewhere in this Agreement, the following shall be defined terms when used in this Agreement:

“AEP” means American Electric Power Company, Inc.; a New York corporation; and its subsidiaries and affiliates.

“Cause” means any one or more of the following grounds: (i) failure or refusal to perform your assigned duties and responsibilities in a competent or satisfactory manner as determined by your AEP employer; (ii) commission of an act of dishonesty, including, but not limited to, misappropriation of funds or any property of AEP; (iii) engagement in activities or conduct injurious to the best interest or reputation of AEP as determined by your AEP employer; (iv) insubordination; (v) a violation of any of the materials terms and conditions of any written agreement or agreements you may from time to time have with AEP; (vi) violation of any of AEP’s rules of conduct of behavior, such as may be provided in any employee handbook or as AEP may promulgate from time to time; (vii) commission of a crime which is a felony, a misdemeanor involving an act or moral turpitude, or a misdemeanor committed in connection with your employment with AEP which is injurious to the best interest or reputation of AEP as determined by your AEP employer; or (viii) disclosure, dissemination, or misappropriation of confidential, proprietary, and/or trade secret information. If you make a disclosure that is inconsistent with the requirements of clause (viii), it shall not be considered “Cause” if your disclosure of confidential, proprietary, and/or trade secret information is done as a part of reporting an act or event, that you in good faith believe is a violation of law, to a relevant law-enforcement agency (such as a federal, state or local law enforcement agency or official), or to a federal, state or local government agency, such as the Securities and Exchange Commission, the Internal Revenue Service, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration or the Department of Labor, or as a part of your cooperating in an investigation conducted by or communicating with such a government agency, or otherwise making disclosures to such an agency, in each case, that are protected under federal, state or local whistleblower laws.

“Disability” or “Disabled” means that you have an illness or injury for which you have been determined to be entitled to benefits under the terms of the LTD Plan. You shall not be considered Disabled for purposes of this Award Agreement effective at any time you are not entitled to benefits under the LTD Plan, under such circumstances that include (but are not limited to) the termination of the LTD Plan or your not being in a classification eligible to participate in the LTD Plan.

“Good Reason” applies if a Change of Control occurred and means
(i)    an adverse change in your status, duties or responsibilities as an employee of AEP as in effect immediately prior to the Change In Control;
(ii)    failure of AEP to pay or provide you in a timely fashion the salary or benefits to which you are entitled under any employment agreement between AEP and you in effect on the date of the Change In Control, or under any benefit plans or policies in which you were participating at the time of the Change In Control;
(iii)    the reduction of your base salary as in effect on the date of the Change In Control;
(iv)    the taking of any action by AEP (including the elimination of a plan without providing substitutes therefor, the reduction of your awards thereunder or failure to continue your participation therein) that would substantially diminish the aggregate projected value of your awards or benefits under AEP’s benefit plans or policies in which you were participating at the time of the Change In Control; provided, however, that the diminishment of such awards or benefits that apply to other employees of AEP holding positions in your salary grade or lower in addition to you shall be disregarded; or
(v)    the relocation, without your prior approval, of the office at which you are to perform services on behalf of AEP to a location more than fifty (50) miles from its location immediately prior to the Change In Control.

Any circumstance described in this definition shall constitute Good Reason even if such circumstance would not constitute a breach by AEP of the terms of an employment agreement between AEP and you in effect on the date of the Change In Control. However, such circumstance shall not constitute Good Reason unless (1) within ninety (90) days of the initial existence of such circumstance, you shall have given AEP written notice of such circumstance, and (2) AEP shall have failed to remedy such circumstance within thirty (30) days after its receipt of such notice. Such written notice to be provided by you to AEP shall specify (A) the effective date for your proposed termination of employment (provided that such effective date may not precede the expiration of the period for AEP’s opportunity to remedy), (B) reasonable detail of the facts and circumstances claimed to provide the basis for termination, and (3) your belief that such facts and circumstance would constitute Good Reason for purposes of this Agreement. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.
“LTD Plan” means the American Electric Power System Long Term Disability Plan, as amended from time to time, or any plan providing continuation of cash payments due to your illness or injury that may reasonably be expected to prevent you from performing the duties of your occupation for a period longer than at least 6 months that is designated as a successor to that plan or as a replacement for that plan with respect to you.

“Mandatory Retirement Date” means the date of your Termination, if all of the following conditions are satisfied: (i) you are an officer of AEP subject to mandatory retirement at age 65, and (ii) your employment with AEP Terminates on the date you attain age 65 or such later date specified by resolution of the Board of Directors of AEP (or such person or committee to whom the Board delegates the authority to make such determinations) adopted prior to the date you attain age 65.

“Qualifying Termination” means, coincident with or within one (1) year after the date of a Change In Control, your Termination for any reason excluding (i) your death, (ii) your Disability, (iii) the exhaustion of your benefits under the terms of an applicable AEP sick pay plan, short-term disability plan or long-term disability plan (other than by reason of the amendment or termination of such a plan), (iv) your attaining your Mandatory Retirement Date, (v) by AEP for Cause or (vi) by you without Good Reason. If your employment is Terminated during the term of this Agreement, but prior to a Change In Control, it shall not be considered a Qualifying Termination even if such Termination was (A) by AEP without Cause, or (B) by you based on events or circumstances that would constitute Good Reason if a Change in Control had occurred.

“Severance Date” means the date that all of the following conditions are satisfied at least 4 business days before March 15 of the calendar year immediately following the calendar year in which your employment with AEP Terminates: (i) your Termination is not a Qualifying Termination, (ii) your employment with AEP is Terminated prior to your Mandatory Retirement Date in a manner that is the direct result of a Triggering Event and that is either (I) an involuntary Termination by the unilateral authority of AEP without Cause, and not due to your implicit or explicit request, where you are willing and able to continue performing services, or (II) a voluntary Termination by you pursuant to a window program that has been designed and implemented by AEP in a manner that is not inconsistent with the requirements imposed by regulatory or other authoritative guidance issued under Code Section 409A with respect to separation pay plans, (iii) you are presented with and then timely sign and return an effective Severance and Release of All Claims Agreement; (iv) on or before the date your Severance and Release of All Claims Agreement becomes irrevocable by you, you neither receive an offer of employment with a purchaser or successor employer nor an offer of employment with AEP that is at the same or higher base pay (determined without regard to overtime pay, bonuses, premium payments, incentive compensation or any other form of additional compensation) and that does not require relocation of your primary residence. For purposes of clause (ii), your employment will not be considered Terminated as the direct result of a Triggering Event if (A) your employment Terminates following the expiration of a specific term of employment previously identified between you and AEP, regardless of the reason for not extending or renewing your employment, or (B) you fail to continue to provide services to AEP up to and including the date established by AEP for the Termination of your employment pursuant to the Triggering Event, or (C) AEP does not present you with a Severance and Release of All Claims Agreement in connection with the Termination of your employment with AEP. AEP retains sole discretion over any determination of whether and when it will present you with a Severance and Release of All Claims Agreement and the terms of any such agreement.

“Severance and Release of All Claims Agreement” means a Severance and Release of All Claims Agreement in a form acceptable to AEP or its Subsidiary, whereby you agree to waive and release AEP, all AEP System companies and all of their respective officers, directors, employees, agents and representatives of and from any and all claims.

“Termination” means termination of employment with AEP for any reason; provided that determinations as to the circumstances that will be considered a Termination (including a leave of absence other than a leave of absence due to your Disability) shall be made in a manner consistent with the written policies adopted by the HRC from time to time to the extent such policies are consistent with the requirements imposed under Code 409A(a)(2)(A)(i). Your employment with AEP will not be considered Terminated so long as you remain continuously Disabled.

“Triggering Event” means the restructuring, consolidation, downsizing, closing, sale and/or divestiture of AEP or part thereof under circumstances that are not a Change in Control.

“Vesting Date” means each date set forth above in the Vesting Schedule.

RSUs Are Nontransferable
No RSUs shall be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by you (or any beneficiary).

Recoupment of Incentive Compensation
By accepting this Award, you agree to reimburse AEP for compensation awarded, earned, received or paid to you under this Award agreement with respect to the relevant time period if the Board, in its discretion, determines that:
•You are a Covered Employee (as defined in the American Electric Power Company, Inc. Board Policy on Recouping Incentive Compensation, as amended from time to time), and
•This RSU award or any compensation resulting from it was predicated upon the achievement of financial or other results that were subsequently materially restated or corrected, and
•A payment that is materially lower would have been made to you had achievement been calculated based upon the restated or corrected financial or other results.

Therefore, if and to the extent that, in the Board’s view, the above conditions have been met and such reimbursement is warranted by the facts and circumstances of the particular case or if the applicable legal requirements impose more stringent requirements on AEP to obtain reimbursement of such compensation, then you will be required to reimburse AEP for the value of such compensation paid to you. Any such reimbursement must be paid in full to AEP within ninety (90) days of AEP’s issuance of its notice to you. By entering into this Agreement, you further agree and consent that AEP also may retain any deferred compensation previously credited to you and not paid, provided that AEP will retain such deferred compensation only if, when and to the extent that it otherwise becomes payable to you. This right to reimbursement is in addition to, and not in substitution for, any and all other rights AEP might have to pursue reimbursement or such other remedies against an employee (including a Covered Employee) for misconduct in the course of employment by AEP or otherwise based on applicable legal considerations, all of which are expressly retained by AEP.

Conversion of Vested Stock Units and Delivery of Shares
Conversion to AEP Common Stock: Upon vesting, each vested RSU (including each vested Granted RSU and each vested Dividend Equivalent RSU) shall be converted into a single share of AEP Common Stock for delivery in accordance with the section of this award agreement entitled Delivery of Shares of AEP Common Stock, below. Fractional RSUs that constitute less than a single share may be paid in Shares of AEP Common Stock, cash, as additional income tax withholding or any combination thereof, at AEP’s option.

Delivery of Shares of AEP Common Stock: The Shares of AEP Common Stock resulting from the conversion of your vested RSUs shall be delivered to you or to an account set up for your benefit with a broker/dealer designated by the Company (the “Broker/Dealer Account”) within a reasonable time (generally 3 days) after such shares are converted as described in the section of this award agreement entitled Conversion to AEP Common Stock or Cash Payment, above. Such Shares shall be delivered on or before March 15 of the calendar year following the calendar year during which the RSUs became vested.

AEP Common Stock and all LTIP participants remain subject to all applicable legal and regulatory restrictions such as insider trading restrictions and black-out periods and as otherwise specified by this award agreement (see, for example, the section of this award agreement entitled Prorated Vesting for Officers who Terminate Due to Mandatory Retirement at Age 65).

Tax Withholding
AEP retains discretion to withhold any and all applicable income, employment and other taxes required to be withheld in connection with these RSUs. AEP may reduce the number of vested RSUs credited to you or the number of Shares of AEP Common Stock delivered to you to satisfy such tax withholding obligation. The amount of such reduction shall be based upon the Fair Market Value of AEP Common Stock at that time; provided, however, that any reduction to your vested RSUs for applicable tax withholding shall not exceed such limits as may be applicable to comply with the requirements of Code Section 409A.

LTIP Incorporated By Reference
This Agreement is subject in all respects to the terms and provisions of the LTIP, all the terms and provisions of which are made a part of and incorporated in this Agreement (as if they were expressly set forth herein). In the event of any conflict between the terms of this Agreement and the terms of the LTIP, the terms of the LTIP shall control. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto under the LTIP.

No Special Employment Rights
Nothing contained in the LTIP or this Agreement shall be construed or deemed by any person under any circumstances to bind the Company to continue your employment for the Vesting Period or for any other period. Your employment with AEP is and will remain at all times “at-will.”

Cancellation
The RSUs subject to this award agreement shall be canceled and be of no force or effect upon forfeiture in accordance with the terms and provisions of the relevant sections of this award agreement, including the section entitled Other Terminations, above.

Notice
Any Notice that may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via fax transmission, overnight courier service or certified mail, postage prepaid, properly addressed as follows:

Notice to AEP: If such notice is to AEP, to the attention of the Executive Compensation Department, American Electric Power, 1 Riverside Plaza, Columbus, OH 43215, or at such other address as AEP, by notice to you, may designate in writing from time to time.

Notice to You: If such notice is to you, at the address as shown on the records of AEP or at such other address as you, by notice to AEP, may designate in writing from time to time.

IN WITNESS WHEREOF, AEP has caused this Agreement to be executed by its duly authorized officer as of the Grant Date specified above. This Agreement will not become effective until you accept it. If you have not properly accepted this Agreement by the day immediately preceding the First Vesting Date (or, if later, by the last day of the second month after the Grant Date), (A) any Granted RSUs (and related Dividend Equivalent RSUs) to the extent not then vested shall be forfeited and (B) you shall be deemed to have accepted this Agreement only with respect to any RSUs and Dividend Equivalent RSUs that vested before the First Vesting Date.

AMERICAN ELECTRIC POWER COMPANY, INC.
By:/s/ Nicholas K. Akins
Nicholas K. Akins
President and Chief Executive Officer

EXAMPLES
RESTRICTED STOCK UNIT AWARD AGREEMENT

The Restricted Stock Unit Award Agreement includes provisions for prorated vesting for Severance and for Officers who Terminate Due to Mandatory Retirement at Age 65. The following examples assume that the award agreement provides the Effective Date and Vesting Schedule indicated below.

Effective Date:    January 1 of year 1

Vesting Schedule
Vesting Date February 21 of year 2 February 21 of year 3 February 21 of year 4	Percentage of Granted Units 33 1/3% 33 1/3% 33 1/3%

Prorated Vesting for Severance: If you would incur a Severance Date on October 10 of year 2 in connection with the Termination of your employment on September 30 of year 2 as the direct result of a Triggering Event, the fractional percentage of your Granted RSUs would be determined as follows: there are 21 whole months from the Effective Date to the Termination Date divided by 37 whole months in the vesting period (21/37 or 56.8%), reduced by the about 33.3% of your Granted RSUs that vested on February 21 of year 2, such that 23.5% (56.8% - 33.3%) of your Granted RSUs (along with any additional Dividend Equivalent RSUs related to that portion) would become vested as of your Severance Date on October 10th of year 2.

Prorated Vesting for Officers who Terminate Due to Mandatory Retirement at Age 65: If you would incur a Mandatory Retirement Date on December 15th of year 2, the fractional percentage of your Granted RSUs would be determined as follows: there are 23 whole months from the Effective Date to the Mandatory Retirement Date divided by 37 whole months in the vesting period (23/37 or 62.2%), reduced by the 33.3% of your Granted RSUs that vested on February 21 of year 2, such that 28.9% (62.2% - 33.3%) of your Granted RSUs (along with any additional Dividend Equivalent RSUs related to that portion) would become vested as of your Mandatory Retirement Date on December 15th of year 2.